                                   EXHIBIT 11
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31,
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                   1995           1994             1993
                                                   ----           ----             ----
Primary:

Weighted average shares outstanding                20,746          20,596         18,670
                                                 ========        ========       ========

Net income before cumulative effect of
  change in accounting                           $ 72,260        $ 56,544       $ 53,300
Cumulative effect of change in accounting
  for income taxes                                   --              --           (1,005)
                                                 --------        --------       --------
Net income                                       $ 72,260        $ 56,544       $ 52,295
                                                 ========        ========       ========

Per share amount:
Net income before cumulative effect of
  change in accounting                           $   3.48        $   2.74       $   2.85
Cumulative effect of change in accounting
  for income taxes                                                                  (.05)
                                                 --------        --------       --------
Net income                                       $   3.48        $   2.74       $   2.80
                                                 ========        ========       ========


Fully diluted:

Weighted average shares outstanding                20,746          20,596         18,670
Assumed conversion of convertible
  subordinated debentures and stock options            77              17            647
                                                 --------        --------       --------
    Total                                          20,823          20,613         19,317
                                                 ========        ========       ========

Net income before cumulative effect of
  change in accounting                           $ 72,260        $ 56,544       $ 53,300
Add convertible debenture interest, net of
  federal income tax effect                           260                            470
                                                 --------        --------       --------
Total before cumulative effect of
  change in accounting                             72,520          56,544         53,770
Cumulative effect of change in accounting
  for income taxes                                                                (1,005)
                                                 --------        --------       --------
    Total                                        $ 72,520        $ 56,544       $ 52,765
                                                 ========        ========       ========

Per share amount:
Net income before cumulative effect of
  change in accounting                           $   3.48        $   2.74       $   2.78
Cumulative effect of change in accounting
  for income taxes                                                                  (.05)
                                                 --------        --------       --------
Net income                                       $   3.48        $   2.74       $   2.73
                                                 ========        ========       ========





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